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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

            Webster, Margaret L
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   (Last)                           (First)             (Middle)

            12/13 Exchange Place
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                                    (Street)

            Dublin Ireland 1
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


            ESG Re Limited (ESREF)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


            September 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                       2.           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                       Trans-       Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                     action Date  (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                      (Month/Day/  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                              Year)        Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Shares, par value $1 per share  9/22/99        P               3000       A       $8.9979  3000           D
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
*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid ) OMB cnumber.

                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       deriv-    of
                 Conver-                       5.                              7.                         ative     Deriv-
                 sion                          Number of                       Title and Amount           Secur-    ative
                 or                            Derivative    6.                of Underlying     8.       ities     Secur-   11.
                 Exer-                4.       Securities    Date              Securities        Price    Bene-     ity:     Nature
                 cise        3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   of
                 Price       Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   In-
1.               of          action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      direct
Title of         Deriv-      Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative       ative                8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security         Secur-               ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity                  Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Options to Buy   $16.125/sh  3/1/99   A    V    2,500        3/1/99   3/1/09   Common    2,500            2,500     (D)
                                                                               Shares
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Options to Buy   $16.125/sh  3/1/99   A    V    2,500        3/1/02   3/1/09   Common    2,500            2,500     (D)
                                                                               Shares
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Options to Buy   $16.125/sh  3/1/99   A    V    2,500        3/1/03   3/1/09   Common    2,500            2,500     (D)
                                                                               Shares
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Options to Buy   $16.125/sh  3/1/99   A    V    2,500        3/1/04   3/1/09   Common    2,500            2,500     (D)
                                                                               Shares
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====================================================================================================================================

Explanation of Responses:


 /s/ Margaret L. Webster
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid ) OMB cnumber.

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